UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/10/2012

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3030 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

408-822-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)        We appointed Vijay Ullal our president and chief operating officer, effective September 10, 2012. Mr. Ullal, 54, was previously group president, consumer solutions division, for Maxim Integrated Products, Inc. Our related press release is attached as Exhibit 99.1 and incorporated by reference.

        Mr. Ullal's initial base salary is $450,000 per year, with an opportunity to earn an annual incentive bonus of between 0% and 180% of his base salary depending on the achievement of financial and other performance goals. Mr. Ullal also received a recruitment grant of 150,000 restricted stock units (RSUs) under our stock plan, which vest over three years. If Mr. Ullal's employment is terminated by the company for any reason other than cause, or by Mr. Ullal for "Good Reason," Mr. Ullal will be entitled to 15 months' salary, 15 months' continued medical and dental insurance, and full vesting of his recruitment RSU grant. "Good Reason" is defined to include material reductions in Mr. Ullal's authority, responsibilities, base salary or bonus opportunity, a requirement to significantly relocate his place of employment, or reporting to a person other than our CEO or board of directors.

        The foregoing description is qualified in its entirety by reference to the terms and conditions of the applicable plans and Mr. Ullal's employment agreement, included in past or forthcoming filings with the Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits

(d)         Exhibits.

Exhibit 99.1 -- Press release dated September 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: September 10, 2012	By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release Dated September 10, 2012